Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES THIRD QUARTER 2024 OPERATING RESULTS AND DECLARED A CASH DIVIDEND OF $0.14 PER COMMON SHARE

South Bend, IN. November 8, 2024 (ACCESSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN: STRW) (the “Company”) reported today its operating results for the quarter ended September 30, 2024.

FINANCIAL HIGHLIGHTS

●	100% of contractual rents collected.

●	On July 12, 2024, the Company filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (“SEC”). On August 1, 2024, the SEC declared the Registration Statement effective. In connection with the Registration Statement the Company established an at-the-market equity program (the “ATM Program”). The ATM Program will allow the Company to issue and sell to the public from time to time, at the Company’s discretion, newly issued shares of common stock. The ATM Program is expected to provide the Company with additional financing flexibility and intends to use the net proceeds from the ATM Program to increase stock liquidity and facilitate growth.

●	On August 30, 2024, the Company completed the acquisition for two skilled nursing facilities with 254 licensed beds near San Antonio, TX. The acquisition was for $15.25 million. The Company funded the acquisition utilizing cash from the balance sheet. The facilities are leased to the Tide Health Group, a 3rd party operator. The properties are leased in the Texas Master Lease 2, which includes an annual base rent of $1.5 million dollars with 3% annual rent increases and an initial term of 10 years with two options of 5 year extensions.

●	On September 25, 2024, the Company completed the acquisition of a property comprised of an 83-bed skilled nursing facility and 23 bed assisted living facility near Nashville, Tennessee. The acquisition was for $6.7 million and the Company funded the acquisition by assuming $2.8 million of existing debt on the facilities, $3.1 million was paid by the Company issuing common stock to the seller, and another $0.8 million by transferring other assets to the seller. The property was leased to Infinity, a related party operator. The property annual rent is $670 thousand dollars and the property will be added to the Tennessee Master Lease

●	For the quarters ended September 30, 2024, and September 30, 2023:

●	FFO was $15.2 million and $12.0 million, respectively.

●	AFFO was $14.3 million and $11.5 million, respectively.

●	Net income was $6.9 million and $4.7 million, respectively.

●	Rental income received was $29.5 million and $25.8 million, respectively.

●	For the nine months ended September 30, 2024, and September 30, 2023:

●	FFO was $44.6 million and $35.8 million, respectively.

●	AFFO was $41.6 million and $37.9 million, respectively.

●	Net income was $19.9 million and $14.5 million, respectively.

●	Rental income received was $86.6 million and $74.3 million, respectively.

Moishe Gubin, the Company’s Chairman & CEO, noted: “During the third quarter we were pleased to have completed our Form S-3 Registration Statement and we have begun issuing shares under our ATM program. These shares mark the first time that the Company has issued new shares to the Public Markets and we look forward to the benefits of strengthening our balance sheet and increasing our stocks liquidity.

Mr. Gubin continued to say “During the quarter the Company closed on real estate acquisitions in Tennessee and Texas. This marks our 16th facility in Tennessee and 5th facility in Texas and we look forward to continuing to grow our footprint in both these states. We continue to have a robust pipeline and look forward to closing on additional deals as we near year-end.”

Q3 2024 Quarterly Results of Operations:

Three Months Ended September 30, 2024 Compared to Three Months Ended September 30, 2023:

Rental revenues: The increase in rental revenues of $3.7 million or 14.3% is due to higher income from the purchase of additional properties and lease renewals.

Depreciation and Amortization: The increase in depreciation and amortization of $1.1 million or 14.4% is primarily due to new properties and lease rights purchased since September 30, 2023 offset by lower depreciation from fully depreciated assets.

Interest expense, net: The increase in interest expense of $725 thousand or 9.2% is primarily due to an increase in the additional interest on a new loan from Popular Bank, the Series A Bond issuance and a Series D Bonds issuance that occurred since 3Q 2023.

Net Income: The increase in net income from $4.7 million during the third quarter of 2023, to $6.9 million income during the third quarter of 2024 is primarily a result of higher rental income in the third quarter of 2024 offset by higher depreciation and amortization expenses, higher interest expense, lower general and administrative expenses, and lower property taxes.

Nine Months Ended September 30, 2024 Compared to Nine Months Ended September 30, 2023:

Rental revenues: The increase in rental revenue of $12.2 million or 16.5% is due to renegotiation of certain leases, acquisition of new properties and renewal of leases.

Depreciation and Amortization: The increase in depreciation and amortization of $3.4 million or 16.0% is primarily purchases of new properties and lease rights offset by lower depreciation from fully depreciated assets.

Loss on real estate investment impairment: In February 2023, one facility under one of our southern Illinois master leases was closed. The closure was made at the request of the tenant and was mainly for efficiency reasons. This facility was leased under a master lease with two other facilities. The closure did not result in any reduction in the aggregate rent payable under the master lease, which was paid without interruption. However, the closure did result in a write off of the remaining book value of the property and an impairment loss on the P&L. On April 30, 2024, the company sold the property to The Village of Smithton, a municipality in Illinois, and paid off the outstanding mortgage. The sale of the property did not result in any material P&L impact.

General and administrative: The increase in general and administrative of $1.1 million or 27.4% is primarily a result of higher insurance, higher corporate salaries and other expenses.

Interest expense, net: The increase in interest expense of $6.0 million or 33.6% is primarily related to additional interest on a new loan from Popular Bank, a Series A bond issuance and a Series D bond issuance that occurred since the third quarter of 2023

Miscellaneous Expense: The decrease in miscellaneous expense of $1.0 million is the result of a fee paid to an investment banking firm in connection with the cancellation of an agreement with respect to a proposed financing transaction.

Net Income: The increase in net income to $19.9 million in 2024 from $14.5 million in same period last year (37.2% increase) is primarily a result of higher rental income in 2024 offset by higher interest expenses, higher depreciation and amortization expenses, higher general and administrative expenses, lower property taxes and the absence of a real estate impairment loss.

Dividend

On November 7, 2024, our Board of Directors declared a cash dividend of $0.14 per share. The dividend will be paid on December 30, 2024 to common shareholders of record as of the close of business on December 16, 2024.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Annual Report Form 10-K dated March 19, 2024, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 114 healthcare facilities with an aggregate of 12,800+ beds, located throughout the states of Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. The 114 healthcare facilities comprise 103 skilled nursing facilities, nine assisted living facilities, and two long-term acute care hospitals.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the nine and three months ended September 30, 2024 and 2023, to net income the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO

	Nine Months Ended September 30,		Three Months Ended September 30,
	2024	2023	2024	2023
(dollars in $1,000s)
Net income	$19,933	$14,525	$6,901	$4,704
Depreciation and amortization	24,666	21,266	8,341	7,291
Funds from Operations	44,599	35,791	15,242	11,995
Adjustments to FFO:
Straight-line rent	(3,001)	(1,232)	(967)	(445)
Foreign currency transaction gain	-	(81)	-	(81)
Loss on real estate investment impairment	-	2,451	-	-
Contract cancellation expense for proposed financing	-	1,000	-	-

Funds from Operations, as Adjusted	$41,598	$37,929	$14,275	$11,469